EXHIBIT 21
SPARTECH CORPORATION
SUBSIDIARIES OF REGISTRANT

Incorporation
or
Legal Entity	DBA	Organization

Alchem Plastics Corporation	Spartech Plastics	Georgia
Alchem Plastics, Inc.	Spartech Plastics	Delaware
Atlas Alchem Plastics, Inc.	Spartech Plastics	Delaware
Spartech Packaging Technologies
Spartech Plastics, LLC	Spartech Plastics	Delaware
Spartech Packaging Technologies
Spartech SPD, LLC	Spartech Packaging Technologies	Delaware
Creative Forming, Inc.	Spartech Packaging Technologies	Wisconsin
Spartech Polycom, Inc.	Spartech Color & Specialty Compounds	Pennsylvania
Spartech Polycom (Texas), Inc.	Spartech Color & Specialty Compounds	Delaware
Franklin-Burlington Plastics, Inc.	Spartech Color & Specialty Compounds	Delaware
Spartech CMD, LLC	Spartech Color & Specialty Compounds	Delaware
Spartech FCD, LLC	Spartech Calendered and Converted Products	Delaware
Polymer Extruded Products, Inc.	Spartech PEP	New Jersey
Spartech Polycast, Inc.	Spartech Polycast	Delaware
Spartech Townsend, Inc.	Spartech Townsend	Delaware
Spartech Industries Florida, Inc.	Spartech Marine	Delaware
Spartech Industries, Inc.	Spartech Industries	Delaware
Spartech Canada, Inc.	Spartech Color & Specialty Compounds	New Brunswick
Spartech Plastics
Spartech Polycom, S.A.S.	Spartech Color & Specialty Compounds	France
Spartech de Mexico, S.A. de C.V.	Spartech Color & Specialty Compounds	Mexico